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                                                                    EXHIBIT 99.1

NEWS BULLETIN RE: CLAIRE'S STORES, INC.

        3 S.W. 129TH AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900



       CLAIRE'S STORES, INC. REPORTS APRIL SAME STORE SALES INCREASE 15%;

                      INCREASES GUIDANCE FOR FIRST QUARTER

PEMBROKE PINES, FL., May 8, 2003, Claire's Stores, Inc. (NYSE:CLE) reported today same store sales for the four weeks ended May 3, 2003 increased 15 percent while total sales increased 21 percent to $81,910,000 compared with $67,912,000 reported for the same period last year.

Same store sales by brand for April 2003 were as follows:

         o     Claire's Accessories North America: positive low twenties

         o     Claire's Accessories Europe: positive mid single digits

         o     Icing by Claire's: positive low double digits

"Performance for our Claire's and Icing by Claire's divisions for the month of April far exceeded our expectations. As a result, we are increasing our guidance from $0.21 to a range of $0.24 to $0.26 per diluted share from continuing operations for the first quarter of fiscal 2004, compared with $0.17 per diluted share for the same period last year." said Marla Schaefer, Vice Chairman of Claire's.

"Claire's and Icing by Claire's are the destination stores for jewelry and accessories. We continue to give our customer what she wants by offering a wide selection of fashion newness and basics to keep her coming back to our stores. This has resulted in strong performance across all departments with no particular item driving sales." said Bonnie Schaefer, Vice Chairman of Claire's.

                              Claire's Stores, Inc.
                            (Monthly Sales in 000's)

                                                   TOTAL          SAME STORE
 REPORTING PERIOD       FY 2004       FY 2003      CHANGE           CHANGE
 ----------------       -------       -------      ------         -----------

 February              $ 66,858      $ 59,042        13%              6%
 March                 $ 90,806      $ 83,551         9%              3%
 April                 $ 81,910      $ 67,912        21%             15%
 Year to Date          $239,574      $210,505        14%              8%


FIRST QUARTER WEBCAST AND CONFERENCE CALL INFORMATION

Claire's will host a summary of First quarter results in a live conference call and real-time webcast at approximately 10:00 a.m. on May 22nd. Please call 312-470-0029 and the password is Claires. A replay will be available through Friday, May 30th. The replay number is 402-998-0758 and the password is 25247. The webcast is located under http://www.irconnect.com/cle/pages/ conference.mhtml. Replay of this event will also be available on http://www.irconnect.com/cle/pages/conference.mhtml until May 31st.




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Claire's Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire's Accessories (North America and Europe) and Icing by Claire's. As of May 3, 2003, Claire's Stores, Inc. operated approximately 2,800 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire's Stores, Inc. also operates through its subsidiary Claire's Nippon, Co., Ltd., over 100 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.).

Forward-looking Statements

This press release contains "forward-looking statements" which represent the Company's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, uncertainties generally associated with the specialty retailing business, potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, specifically as described in the Company's annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Note: Other Claire's Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire's Internet home page: http://www.clairestores.com.

Contact: Sonia Rohan, Vice President of Investor Relations
         & Corporate Communications
         (212) 594-3127
         Fax: (212) 244-4237
         sonia.rohan@claires.com


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